CHAPMAN AND CUTLER LLP
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  606063

                          June 15, 2006


First Trust Portfolios, L.P.
1001 Warrenville Road
Lisle, Illinois  60532

   Re:  The First Trust GNMA Reinvestment Income Trust "GRIT",
                            Series 100

Gentlemen:

     We have served as counsel for First Trust Portfolios, L.P., as Sponsor and Depositor of The First Trust GNMA Reinvestment Income Trust "GRIT", Series 100 (the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated June 15, 2006 among First Trust Portfolios, L.P., as Depositor, The Bank of New York, as Trustee, Securities Evaluation Service, Inc., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and FTP Services LLC as Fund/SERV Eligible Unit Servicing Agent, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In connection  therewith,  we have  examined such  pertinent records  and  documents  and  matters  of law as we  have  deemed
necessary   in  order  to  enable  us  to  express  the  opinions
hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

    1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

     2. The Units in the Fund, however evidenced, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-134770) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                Respectfully submitted,


                                CHAPMAN AND CUTLER LLP
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